Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACTS:

ArthroCare Corp.
Corinne Ervin
512-391-3907

Joele Frank, Wilkinson Brimmer Katcher
Andrea Priest / Jennifer Friedman
212-355-4449

ARTHROCARE FILES ITS SECOND QUARTER FORM 10-Q FOR 2009

Austin, Texas – November 19, 2009—ArthroCare Corp. (Pink Sheets: ARTC), a leader in developing state-of-the-art, minimally invasive surgical products, announced that it has filed its Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 with the Securities and Exchange Commission (SEC).

SUMMARY OF SECOND QUARTER 2009 RESULTS

Total revenue for the quarter ended June 30, 2009 was $80.8 million, a decrease of 5.7 percent compared to June 30, 2008 as a result of foreign exchange translation of our international product sales and lower royalty revenue. For the quarter ended June 30, 2009, we had a loss from operations of $2.4 million compared to a loss from operations of $3.4 million for the same period in 2008. Investigation and restatement-related expenses totaled $7.3 million for the second quarter of 2009 and were the primary cause for the loss from operations in the quarter. In the second quarter of 2008, we accrued $13.3 million for the Gyrus arbitration award as general and administrative expenses. The net loss for the quarter ended June 30, 2009 was $2.7 million compared to a net loss for the second quarter of 2008 of $3.2 million.

Total revenue for the six months ended June 30, 2009 was $159.6 million, a decrease of 2.2 percent compared to the six months ended June 30, 2008, primarily a result of foreign exchange translation of our international product sales and royalty revenue. For the six months ended June 30, 2009, we had loss from operations of $5.9 million compared to operating income of $0.2 million for the same period in 2008. Investigation and restatement-related expenses totaled $16.0 million for the six months ended June 30, 2009 and were the primary cause for the loss from operations in that period. For the six months ended June 30, 2008, we accrued $13.3 million for the Gyrus arbitration award as general and administrative expenses. The net loss for the six months ended June 30, 2009 was $9.2 million compared to a loss for the six months ended June 30, 2008 of $0.9 million.

UPDATE ON THIRD QUARTER 2009

The Company is currently working to complete its financial statements for the quarter ended September 30, 2009 and, once complete, expects to file as soon as practicable its Quarterly Report on Form 10-Q for this period. The Company expects to schedule a conference call to present the results relating to its third quarter.

ABOUT ARTHROCARE

Founded in 1993, ArthroCare Corp. is a highly innovative, multi-business medical device company that develops, manufactures, and markets minimally invasive surgical products. With these products, ArthroCare targets a multi-billion dollar market opportunity across several medical specialties, significantly improving existing surgical procedures and enabling new, minimally invasive procedures. Many of ArthroCare’s products are based on its patented Coblation® technology, which uses low-temperature radiofrequency energy to gently and precisely dissolve rather than burn soft tissue — minimizing damage to healthy tissue. Used in more than four million surgeries worldwide, Coblation-based devices have been developed and marketed for sports medicine; spine/neurologic; ear, nose and throat (ENT); cosmetic; urologic; and gynecologic procedures. ArthroCare also has added a number of novel technologies to its portfolio, including Opus Medical sports medicine, Parallax spine and Applied Therapeutics ENT products, to complement Coblation within key indications.

FORWARD-LOOKING STATEMENTS

The information provided herein includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on beliefs and assumptions by management and on information currently available to management. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Additional factors that could cause actual results to differ materially from those contained in any forward-looking statement include, without limitation: the ability of the Company to fulfill its obligations with respect to the rights of the holders of the Series A Convertible Preferred Stock, including but not limited to the redemption rights and registration rights of the holders of the Series A Convertible Preferred Stock; the resolution of litigation pending against the Company including the arbitration between Gyrus Group, PLC, Ethicon, Inc. and ArthroCare; the Company’s ability to design or improve internal controls to address issues detected in its reviews of internal controls and insurance reimbursement practices (collectively, the “Reviews”) or by management in its reassessment of the Company’s internal controls; the impact upon the Company’s operations of the Reviews, legal compliance matters or internal controls, improvement and remediation; the ability of the Company to control expenses, including costs of the Reviews, legal compliance matters or internal controls review, improvement and remediation; the Company’s ability to become current in its periodic reporting requirements under the Exchange Act and to file required reports with the SEC on a timely basis; the results of the investigations being conducted by the Staff of the Division of Enforcement of the Securities and Exchange Commission and the United States Attorneys’ offices in Florida and North Carolina; the impact on the Company of additional civil and criminal investigations by state and federal agencies and civil suits by private third parties involving the Company’s financial reporting and its previously announced restatement and its insurance billing and healthcare fraud-and-abuse compliance practices; the ability of the Company to attract and retain qualified senior management and to prepare and implement appropriate succession planning for its Chief Executive Officer; general business, economic and political conditions; competitive developments in the medical devices market; changes in applicable legislative or regulatory requirements; the Company’s ability to effectively and successfully implement its financial and strategic alternatives, as well as business strategies, and manage the risks in its business; and the reactions of the marketplace to the foregoing.